                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER 2022 NET INCOME OF $1.1 BILLION
OR $3.96 PER DILUTED SHARE

BOARD OF DIRECTORS DECLARES SEMI-ANNUAL DIVIDEND FOR PREFERRED STOCK AND QUARTERLY DIVIDEND FOR COMMON STOCK

Second Quarter 2022 Results
	2022	2021	YOY Change
Total loans, end of period (in billions)	$99.3	$87.7	13%
Total revenue net of interest expense (in millions)	$3,224	$3,579	(10%)
Total net charge-off rate	1.80%	2.12%	(32) bps
Net income/(loss) (in millions)	$1,111	$1,698	(35)%
Diluted EPS	$3.96	$5.55	(29%)

Riverwoods, IL, July 20, 2022 - Discover Financial Services (NYSE: DFS) today reported net income of $1.1 billion or $3.96 per diluted share for the second quarter of 2022, as compared to a net income of $1.7 billion or $5.55 per diluted share for the second quarter of 2021.

“Our solid second quarter results reflected robust revenue growth, characterized by strong sales, increased receivables growth and margin expansion” said Roger Hochschild, CEO and President of Discover. “Amidst evolving macroeconomic conditions, credit performance remains particularly strong, as delinquencies are stable and losses are rising modestly, reflecting slower than expected credit normalization. The health of our customers and the strength of our integrated digital banking and payments model gives us confidence that we remain well positioned to generate substantial shareholder value through a range of economic environments.”

Segment Results:

Digital Banking

Digital Banking pretax income of $1.4 billion for the quarter was $98 million lower than the prior year period reflecting a higher provision for credit losses and higher operating expenses, mostly offset by increased revenue net of interest expense.

Total loans ended the quarter at $99.3 billion, up 13% year-over-year, and up 6% sequentially. Credit card loans ended the quarter at $79.2 billion, up 15% year-over-year. Personal loans increased $280 million, or 4%, and private student loans increased $210 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $391 million, or 4% from the prior year period.

Net interest income for the quarter increased $311 million, or 14% driven by higher average receivables and net interest margin expansion. Net interest margin was 10.94%, up 26 basis points versus the prior year. Card yield was 12.81%, up 29 basis points from the prior year primarily driven by higher market rates and lower interest charge-offs partially offset by a higher mix of receivables at a promotional rate. Interest expense as a percent of total loans decreased 7 basis points from the prior year period, primarily driven by the maturity of high coupon consumer CDs and a favorable shift in the funding mix.

Non-interest income increased $99 million, or 22%, from the prior year period, mainly driven by higher discount/interchange revenue and loan fee income partially offset by higher rewards cost driven by elevated sales volumes.

The total net charge-off rate of 1.80% was 32 basis points lower versus the prior year period reflecting strong credit performance across the portfolio. The credit card net charge-off rate was 2.01%, down 44 basis points from the prior year period and up 17 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 1.76%, up 33 basis points year-over year and down 1 basis point from the prior quarter. The student loan net charge-off rate was 1.08%, up 55 basis points from the prior year and up 39 basis points from the prior quarter. Personal loans net charge-off rate of 1.21% was down 59 basis points from the prior year and up 9 basis points from the prior quarter.

Provision for credit losses of $549 million increased $414 million from the prior year driven by a $110 million reserve build in the current quarter compared to a $321 million reserve release in the prior year quarter, partially offset by lower net charge-offs. Net charge-offs of $429 million were $27 million lower than the prior year period.

Total operating expenses were up $94 million year-over year, or 9%, driven by higher expenses for marketing and employee compensation partially offset by lower information processing. Marketing increased primarily due to investments in Card acquisition and Consumer Banking. Employee compensation increase was driven by higher headcount and higher average salaries and benefits. Information processing decreased primarily due to software write-offs in the prior year quarter.

Payment Services

Payment Services pretax income of $20 million was down $672 million year-over-year. Lower revenue was driven by a $729 million gain on an equity investment in the prior year compared to $42 million net losses on equity investments in the current year quarter. This was partially offset by higher PULSE and Network Partners revenue.

Payment Services volume was $82.9 billion, up 6% year-over-year. PULSE dollar volume was flat year-over-year primarily driven by receding spend on debit products related to the end of federal stimulus programs. Diners Club volume was up 37% year-over-year reflecting an improvement in global travel and entertainment spending . Network Partners volume increased 22% from the prior year primarily reflecting higher AribaPay volume.

Share Repurchase

During the second quarter of 2022, the company repurchased approximately 5.8 million shares of common stock for $601 million. Shares of common stock outstanding declined by 2.0% from the prior quarter. The company is suspending until further notice its existing share repurchase program because of an internal investigation relating to its student loan servicing practices and related compliance matters. The investigation is ongoing and is being conducted by a board-appointed independent special committee.

Dividend Declaration

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, in the amount of $2,750 per share. The dividend equals $27.50 per depositary share, each representing 1/100th interest in a share of the Series C Preferred Stock. The dividend will be payable on October 31, 2022, to the holders of record at the close of business on October 14, 2022.

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D, in the amount of $3,062.50 per share. The dividend equals $30.625 per depositary share, each representing 1/100th interest in a share of the Series D Preferred Stock. The dividend will be payable on September 23, 2022, to the holders of record at the close of business on September 8, 2022.

The Board of Directors declared a quarterly cash dividend of $0.60 per share of common stock payable on September 8, 2022, to holders of record at the close of business on August 25, 2022.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday, July 21, 2022, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation's leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:
Investors:                Media:
Eric Wasserstrom, 224-405-4555        Robert Weiss, 224-405-6304
investorrelations@discover.com        robertweiss@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets; changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants and merchants; the company's ability to sustain its card, private student loan and personal loan growth; the company’s ability to increase or sustain Discover card usage or attract new customers; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of its or others’ key systems; the company's ability to remain organizationally effective; the effect of political, economic and market conditions, geopolitical events, climate change and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors, as well as those which we have no direct relationship such as our employees’ internet service providers; the company's ability to maintain current technology and integrate new and acquired systems and technology; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; the company’s ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2021, "Risk Factors" and “Management's Discussion & Analysis of Financial
Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.